LIMITED PARTNERSHIP AGREEMENT


          LIMITED PARTNERSHIP AGREEMENT of WORLD FINANCIAL
PROPERTIES, L.P., dated as of           , 1996, by and among
WORLD FINANCIAL PROPERTIES GP CORP., a Delaware corporation, as general partner, and BATTERY PARK HOLDINGS INC. (together with its successors and assigns, "BPHI"), OLYMPIA & YORK TOWER B COMPANY (together with its successors and assigns, "OYTBC"; OYTBC, together with BPHI, "BPHI Partner"), [THE CANADIAN IMPE-RIAL BANK OF COMMERCE OR ITS SUBSIDIARY] (together with its successors and assigns, "CIBC Partner"), [DRAGON HOLDINGS LIM-ITED SUBSIDIARY] (together with its successors and assigns, "Dragon Partner"), [CITIBANK, N.A. SUBSIDIARY] (together with its successors and assigns, "Citibank Partner"), JMB 245 PARK AVENUE HOLDING COMPANY, LLC (together with its successors and assigns, "JMB Partner"), and the other persons and entities identified on Schedule I, as limited partners.

                        R E C I T A L :

          In furtherance of the consummation of the transac-tions contemplated in the Plan (as hereinafter defined), the parties hereto desire to form a limited partnership (the "Part-nership") pursuant and subject to the provisions of the Dela-ware Revised Uniform Limited Partnership Act, as amended from time to time (the "Act").


                      A G R E E M E N T :

          The parties agree as follows:


                    ARTICLE 1 - DEFINITIONS

          As used herein, the following terms have the meanings assigned to them in this Article (except as otherwise expressly provided) and include the plural as well as the singular, and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect from time to time:

          Act:  As defined in the Recital above.

          Additional Equity Interests:  As defined in
     Section 4.02.



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            Additional General Partner:  Any additional general
      partner admitted to the Partnership (upon conversion of its Interest as a Limited Partner or otherwise) pursuant to the provisions of subsection 4.02(c).

            Affiliate:  With reference to any Person, any other
      Person that "Controls," is "Controlled by" or is under "common Control with" such Person.

            Arm's-length Basis: As to any transaction, agreement or other arrangement, being on terms that would be reached by unrelated parties not under any compulsion to contract.

            Available Funds:  As defined in Section 6.03.

            Bank of Nova Scotia Settlement: The compromise and settlement of certain claims of The Bank of Nova Scotia to be effected in accordance with section 4.9 of the Plan.

            Bankruptcy: The "Bankruptcy" of a Partner shall be deemed to have occurred upon the happening of any of the following:

                  (a)  The valid appointment of a receiver or
            trustee to administer all or a substantial portion of a Partner's assets or a Partner's Interest in the Partnership;

                  (b)  The filing by a Partner of a voluntary
            petition for relief under the Bankruptcy Code or of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

                  (c)  The making by a Partner of a general
            assignment for the benefit of creditors;

                  (d) The filing by a Partner of an answer admit-ting the material allegations of, or its consenting to or defaulting in answering, a petition for relief filed against it in any proceeding under the Bank-ruptcy Code; or

                  (e) The entry of an order, judgment or decree of any court of competent jurisdiction, granting relief against a Partner in a proceeding under the Bankruptcy Code, and such order, judgment or decree




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            continuing unstayed and in effect for a period of
            thirty (30) days after such entry.

            Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended and as codified at title 11, United States
      Code.

            Bankruptcy Court: The United States District Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of any reference under section 157, title 28, United States Code, the unit of such District Court constituted under section 151, title 28, United States Code.

            Business Day: Any day other than a Saturday, a Sun-day or any other day on which banking institutions in New
      York, New York are required or authorized to close by law or executive order.

            Capital Contribution:  As defined in Section 4.01.

            Certificate: The Partnership's Certificate of Lim-ited Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time.

            Change in Control: As to any Partner, a change, shift or transfer of Control with respect to such Partner including, without limitation, any change in the Control of any Person Controlling such Partner; provided, however, that no Change in Control shall be deemed to have occurred upon any such change, shift or transfer of Control of
      (i) in respect of BPHI Partner, Brookfield Properties, Inc., (ii) in respect of CIBC Partner, CIBC, (iii) in respect of Citibank Partner, Citibank, N.A., or (iv) in respect of any other Limited Partner (including, without limitation, any Limited Partner that acquires its Interest from a Founding Limited Partner), any Person that directly or indirectly Controls such Limited Partner if such Person
      (a) has issued and outstanding at least one class of equity securities that are listed on a national securities exchange in the United States or (b) has net assets in excess of $_____________ as of the end of its most recently concluded fiscal year.

            Class A Unit: A fractional interest in all the capi-tal of the Partnership equal, on the date hereof, to one



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      thousandth of one percent of all such capital as of the
      date hereof (exclusive of capital, if any, attributable or relating to the Disputed Realty Corp. Assets).

            Class B Units: Collectively, the Class B-1 Units and the Class B-2 Units.

            Class B-1 Unit: A fractional interest in all the interest and rights, if any, of the Partnership attribut-able or related to the capital stock of SF Holdings equal to one thousandth of one percent of all such interest and rights.

            Class B-2 Unit: A fractional interest in all the interest and rights of the Partnership attributable or related to the capital stock of Florida Equity Corp. equal to one thousandth of one percent of all such interest and rights.

            Code: The Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes to the Internal Revenue Code of 1986.

            Control, Controlling, Controlled: As to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and poli-cies of such Person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

            Conversion Notice: The notice required to be given by a holder of one or more Convertible Notes in order to exercise the Conversion Right.

            Conversion Right: The right to convert the indebted-ness evidenced by the Convertible Notes into Class A Units
      (or a fraction of a Class A Unit).

            Convertible Note Documents: The Convertible Notes, together with the Convertible Note Indenture.

            Convertible Note Indenture: The indenture (as from time to time amended) pursuant to which the Convertible
      Notes are being issued on the date hereof.

            Convertible Notes:  The Company's Increasing Rate
      Convertible Notes due 2004.



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            Coopers & Lybrand OYDL:  Collectively, Coopers &
      Lybrand OYDL, Inc. and Coopers & Lybrand OYDL Limited, as the trustee in the bankruptcy for Olympia & York Develop-ments Limited, an Ontario corporation.

            Core Properties: Those parcels of real property and interests in Persons owning, directly or indirectly, any parcels of real property owned by the Partnership or Per-sons Controlled by the Partnership on the date hereof.

            Disputed MCJV Recovery: The recovery that may be realized by Florida Equity Corp. from the sale of the MCJV Lands, the amount of which is dependent upon the resolu-tion of the claims alleged in a suit captioned In re Holywell Corp., Case No. 84-01590/94-BKC-PGH, before the United States Bankruptcy Court for the Southern District of Florida.

            Disputed Realty Corp. Assets:  The Disputed MCJV
      Recovery and the Disputed SF Cash.

            Disputed SF Cash: The cash of SF Holdings, subject to a claim of ownership that has been made by Coopers & Lybrand OYDL in a case before the Ontario Court of Justice captioned Coopers & Lybrand OYDL Limited v. Olympia & York Realty Corp. and Olympia & York SF Holdings Corporation, Ontario Court Action No. 93-CQ-38609.

            Equity Interest: With respect to each Partner at any time, that portion of all the Class A Units then outstand-ing that is owned by such Partner, being equal to the quo-tient of the number of Class A Units owned by such Partner at such time divided by the total number of all Class A Units then outstanding.

            Fair Market Value: As to any property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, and assuming each party acts on an Arm's-length Basis with the expectation of concluding the purchase or sale within a reasonable time.

            Florida Equity Corp.: A Florida corporation that holds a 50% interest in MCJV.

            Founding Limited Partners: BPHI Partner, CIBC Part-ner, Dragon Partner and Citibank Partner; provided,



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      however, that (i) no assignee or transferee of any of CIBC
      Partner, Dragon Partner or Citibank Partner (other than a Wholly-Owned Affiliate thereof) shall be a Founding
      Limited Partner (the rights of each such Partner as a Founding Limited Partner being personal to such Partner and not assignable or otherwise transferable except to a Wholly-Owned Affiliate thereof) and (ii) each of CIBC Partner, Dragon Partner and Citibank Partner shall cease to be a Founding Limited Partner upon (A) any Transfer of its direct or indirect Interest after which such Partner or its Controlling Affiliates shall own directly or indirectly less than ___% (in the case of CIBC Partner or Citibank Partner and their respective Controlling Affiliates) or ____% (in the case of Dragon Partner and its Controlling Affiliates) of the beneficial Equity Interest in the Partnership and (B) the aggregate com-mencement of any public offering of Class A Units in which such Partner is permitted to participate as to all its Class A Units and fails so to participate.

            GAAP:  As defined in Section 7.09.

            General Partner: World Financial Properties GP Corp., a Delaware corporation, unless and until such cor-poration shall cease to be a general partner of the Part-nership pursuant to Section 10.01(c) hereof, and there-after any successor General Partner of the Partnership admitted pursuant to Section 9.04 hereof.

            Independent Accountants:  As defined in Section 7.09.

            Initial Unit Value: The deemed Fair Market Value of a Class A Unit on the date hereof, being $
      (viz., the product of .001% and the Partnership Reorgani-zation Value).

            Interest: As to each Partner, such Partner's rights to participate in the income, gains, losses, deductions and credits of the Partnership, together with all other rights and obligations of such Partner under this agreement.

            JMB: JMB/245 Park Avenue Company or any Affiliate thereof.

            JMB Agreement: The agreement between the Partnership and JMB pursuant to which the Partnership provides to JMB the rights contemplated in Section 15.8 of the Plan.




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            Limited Partners:  BPHI Partner, CIBC Partner, Dragon
      Partner, Citibank Partner, JMB Partner, the Persons listed on Schedule I and any other Person that hereafter becomes a limited partner of the Partnership in accordance with the provisions of Article IX hereof.

            Majority Interest: An interest, direct or indirect, in any Person or group of Persons (including, without limitation, the Partnership but excluding Brookfield Prop-erties, Inc., CIBC, Citibank, N.A. and all Controlling Affiliates of each such Person and each Person described in clause (iv) of the definition of Change in Control) which represents effective beneficial ownership of more than 50% of the outstanding Equity Interests in the Part-nership.

            MCJV: Miami Center Joint Venture, a Florida joint venture.

            MCJV Lands: Those certain four parcels of real estate located east of Southeast 2nd Avenue, west of Biscayne Bay, north of the Miami River, and south of Southeast 2nd Street in Miami, Florida.

            New 245 Park LP: The Delaware limited partnership that owns 245 Park Avenue.

            Partners: The General Partner, any Additional Gen-eral Partners and the Limited Partners as a group.

            Partnership Reorganization Value:  $            .

            Person: An individual or a corporation, partnership, limited liability company, trust, unincorporated associa-tion or other entity.

            Plan: The Third Amended Joint Plan of Reorganization of Olympia & York Realty Corp., et al., Chapter 11 case number 92B42698 (JLG) (jointly administered), confirmed by
      the Bankruptcy Court on          , 1996, as such Plan may
      be amended from time to time.

            Qualifying Interest: An interest, direct or indi-rect, in any Person or group of Persons (including, with-out limitation, the Partnership but excluding Brookfield Properties, Inc., CIBC, Citibank, N.A. and all Controlling Affiliates of each such Person and each Person described in clause (iv) of the definition of Change in Control)




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      which represents effective beneficial ownership of 35% or
      more, but not more than 50%, of the outstanding Equity
      Interests in the Partnership.

            Related Person: As to the General Partner, at any time, any Person that is then (i) an Affiliate of the Gen-eral Partner (other than a Person Controlled by the Part-nership), (ii) the record or beneficial owner of Class A Units representing 20% or more of all Class A Units then outstanding, (iii) the record or beneficial owner of 10% or more of the then outstanding equity securities (of any class or series) of the General Partner or (iv) any Affil-iate of a Person described in clause (ii) or clause (iii) above (other than a Person Controlled by the Partnership).

            Required Partners:  As defined in subsection 9.06(b).
             SF Holdings: Olympia & York SF Holdings Corpora-tion, a New Brunswick corporation and a Debtor in the Reorganization Cases.

            Transfer: Any direct or indirect transfer, sale, conveyance, pledge, hypothecation or other disposition, including, without limitation, any of the foregoing that occurs by virtue of any Change in Control.

            Treasury Regulations: Regulations promulgated under the Code and from time to time in effect.

            245 Park Avenue: That certain parcel of real prop-erty located at 245 Park Avenue, New York, New York, together with the office building and other improvements existing thereon.

            245 Park Co.: 245 Park Avenue Company, a New York general partnership.

            Unit Value: As of any date, the Fair Market Value of a Class A Unit, as determined in good faith by the General Partner (taking account of all relevant considerations, including, without limitation, the Fair Market Value of the assets of the Partnership, the liabilities of the Partnership and the terms of any Additional Equity Inter-ests (including, without limitation, any Additional Equity Interests that are exchangeable for or convertible into Class A Units or different Additional Equity Interests)), any such determination to be conclusive and binding for all purposes of this agreement, except in any case where Class A Units are to be issued to the General Partner or a




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      Related Person of the General Partner (in which case such
      determination shall not be effective unless (i) confirmed in writing by an independent investment banking institu-tion of national reputation selected by the General Part-ner or (ii) in the same transaction and at the same time a greater number of Class A Units are to be issued to Per-sons that are neither the General Partner nor Related Per-sons of the General Partner).

            Unrestricted Units: Class A Units issued (i) on the date hereof to a Limited Partner (including, without limi-tation, JMB Partner) that is not a Founding Limited Part-ner, (ii) upon exercise of the Conversion Right or (iii) upon conversion of Class B Units, all of which Class A Units shall retain their character as Unrestricted Units notwithstanding any Transfer thereof.

            Wholly-Owned Affiliate: With respect to any Person, an Affiliate of such Person, the beneficial ownership of which Affiliate is held by the same Persons and in the same proportions as the beneficial ownership of such Per-son is held.

            Withholding Advance:  As defined in Section 7.12.

                           ARTICLE 2 - FORMATION

            2.01 Formation. The Partners hereby form the Part-nership as a partnership subject to the provisions of the Act.

            2.02 Filing; Publication. The General Partner shall take all action required by law to create and maintain the Partnership as a limited partnership under the Act and under the laws of all jurisdictions in which the Partnership may elect to conduct business, including, without limitation, the filing of amendments to the Certificate with the Delaware Sec-retary of State, and qualification of the Partnership as a for-eign limited partnership in the jurisdictions in which such qualification shall be required, as determined by the General Partner. The General Partner shall also promptly register the Partnership under applicable assumed or fictitious name stat-utes or similar laws.

            2.03 Name. The name of the Partnership shall be World Financial Properties, L.P. The General Partner may adopt such assumed or fictitious names as it deems appropriate in connection with the qualifications and registrations referred to in Section 2.02.




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            2.04  Place of Business; Registered Agent.  The loca-
tion of the principal office of the Partnership shall initially be c/o Battery Park Holdings Inc., 237 Park Avenue, New York,
New York 10017 and thereafter at such other location as the General Partner may designate upon written notice to the other Partners. The Partnership's registered agent in the State of Delaware shall be The Corporation Trust Company, having an address at 1209 Orange Street, Wilmington, Delaware.

            2.05 Partners. The name and address of each Partner shall be as set forth in the books and records of the Partnership.


                       ARTICLE 3 - BUSINESS PURPOSE

            3.01  Character of Business.

            (a) The business of the Partnership shall be to (i) acquire, own, operate, manage, finance, lease, dispose of and otherwise deal with interests in real estate and securities related to or secured by interests in real estate, such inter-ests to be owned directly or indirectly (as, for example, through the ownership of equity securities in Persons that own or otherwise deal with interests in real estate) and
(ii) transact any and all other businesses for which limited partnerships may be formed under Delaware law.

            (b) In furtherance of its business, the Partnership may participate in other Persons and serve as general or lim-ited partner, joint venturer, manager, agent or representative for such other Person.

            3.02 Authorized Activities. In carrying out the purposes of the Partnership, but subject to all other provi-sions of this agreement, the Partnership is authorized to engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes and business of the Partnership described herein and for the protection and benefit of the Partnership.


                     ARTICLE 4 - CAPITAL CONTRIBUTIONS

            4.01 Initial Contributions. In accordance with all applicable provisions of the Plan, each Partner initially shall make a contribution of capital (a "Capital Contribution") to




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the Partnership.  Each Partner on the date hereof shall own that number of Class A Units and Class B Units as is set forth on Schedule I.

            4.02  Additional Contributions.

            (a) No Partner shall be obligated to make any Capi-tal Contribution other than as set forth in Section 4.01. Without limiting any other right or power of the General Part-ner hereunder or under applicable law, the General Partner may at any time without notice to any other Partner accept Capital Contributions of cash or property from and issue new Class A Units or other equity securities of the Partnership (any such other securities, "Additional Equity Interests") to any Part-ners or admit new Partners to the Partnership in connection with the making by such Partners of Capital Contributions con-sisting of cash or property (including, without limitation, any such Capital Contribution made in connection with the creation of an umbrella partnership real estate investment trust or similar investment vehicle) and may issue Class A Units or Additional Equity Interests of the Partnership to such Part-ners. Each Person that makes any such Capital Contribution (other than any Persons entitled to Class A Units pursuant to Article 5 or upon exercise of the Conversion Right) shall be issued (i) Class A Units in a number equal to the quotient obtained by dividing the amount or Fair Market Value of such Capital Contribution (as determined by the General Partner in its reasonable discretion) by the Unit Value in effect immedi-ately preceding the making of such Capital Contribution or (ii) such Additional Equity Interests of the Partnership as the Gen-eral Partner shall, in good faith, deem to be equal in value to the amount or Fair Market Value of such Capital Contribution (taking account of all relevant considerations, including, without limitation, the Fair Market Value of the assets of the Partnership, the liabilities of the Partnership and the terms of any Additional Equity Interests (including, without limita-tion, any Additional Equity Interests that are exchangeable for or convertible into Class A Units or different Additional
Equity Interests)), any such determination to be conclusive and binding for all purposes of this agreement, except in any case where Class A Units or Additional Equity Interests are to be issued to the General Partner or a Related Person of the Gen-eral Partner (in which case such determination shall not be effective unless (A) confirmed in writing by an independent investment banking institution of national reputation selected by the General Partner or (B) in the same transaction and at the same time a greater number of Class A Units or Additional Equity Interests are to be issued to Persons that are neither




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the General Partner nor Related Persons of the General
Partner).

            (b) Notwithstanding any contrary provision of this agreement, the General Partner may not cause the Partnership to issue any new Class A Units or Additional Equity Interests in the Partnership unless after giving effect thereto (and any contemporaneous issuance or Transfers of Class A Units or Addi-tional Equity Interests to the General Partner) the General Partner shall own at least a 1% general partner interest in the capital of, and in all items of income, gain, loss, deduction and credit of, the Partnership; provided, however, that, upon the exercise of the Conversion Right by any holder of Convert-ible Notes, the General Partner and the Founding Limited Part-ners shall take such actions (including, without limitation, the Transfer of Class A Units by the Founding Limited Partners to the General Partner) as shall be necessary to cause the pro-visions of this subsection to be complied with as of the time of the issuance of any Class A Units in respect of such exercise.

            (c) The General Partner may, without the approval of any Partner, admit Additional General Partners to the Partner-ship in connection with the making of a Capital Contribution in accordance with the provisions of subsection 4.02(a) or (with the written approval of the affected Limited Partner) upon a conversion of the Interest of any Limited Partner into a gen-eral partner's Interest in the Partnership. All such Addi-tional General Partners shall have such rights and authority to act for the Partnership and the Limited Partners as shall be determined by the General Partner; provided, however, that no Person shall be admitted to the Partnership as an Additional General Partner unless the rights and authority of such Person to act for the Partnership and the Limited Partners do not exceed the rights and authority of the General Partner so to act and such Person shall agree to be bound by the provisions of subsections 7.01(a) and 7.02(c) and Section 7.06 of this agreement.

            (d) The General Partner may, without the approval of any Partner (other than the affected Additional General Part-ner), convert the Interest of any Additional General Partner into a limited partnership Interest in the Partnership.

            4.03 Rights of Holders of Class B Units; Cancella-tion by General Partner.

            (a) The holders of Class B Units shall be given credit (to be applied only to the issuance of Class A Units as herein provided) for all the income and capital, if any, of the Partnership with respect to the Disputed Realty Corp. Assets during the period prior to any conversion of such Class B Units




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into Class A Units as herein contemplated.  The holders of
Class B Units (in their capacities as such holders only) shall not be entitled to any interest in the income or capital of the Partnership with respect to any other asset of the Partnership. Prior to conversion of any Class B Units into Class A Units pursuant to Article 5 hereof, the holders of such Class B Units (in their capacities as such) shall not have any right to vote on any matters subject to the approval of the Partners or to receive any distribution from the Partnership (other than (in the event the Partnership shall be liquidated prior to the con-versions contemplated in Article 5 of this agreement) a distri-bution of the Disputed Realty Corp. Assets or the proceeds thereof upon liquidation of the Partnership).

            (b) The General Partner may, by written notice given to the Partners at any time, cancel all or part of the Class B Units, as appropriate, if (i) the General Partner shall have determined in its reasonable discretion (based on facts or cir-cumstances hereafter becoming known to the General Partner (including, without limitation, the issuance of any rulings or judgments in any proceedings related to the Disputed Realty
Corp. Assets)) that, notwithstanding commercially reasonable efforts by the Partnership to enforce or negotiate its claims with respect to the Disputed Realty Corp. Assets, the net value to the Partnership of the Disputed SF Cash or the Disputed MCJV Recovery is insufficient to justify the continued expenditure of effort or funds by the Partnership to realize on its claims with respect thereto or (ii) there shall have been issued a final nonappealable ruling by a court of competent jurisdiction denying the validity of the Partnership's claims to the Dis-puted SF Cash or the Disputed MCJV Recovery.

            (c) Nothing in this Section 4.03 shall limit the Partnership's rights against Limited Partners holding Class B Units under the provisions of Section 7.12 of this agreement with respect to Withholding Advances or under Section 20 of the Plan with respect to Tax Advances (as defined in the Plan).

            4.04  Partner's Accounts.

            (a) Separate capital accounts shall be maintained for each Partner consisting of all Capital Contributions made by such Partner increased by the amount of Partnership income and gain allocated to it pursuant to this agreement and decreased by (i) the Fair Market Value of property (net of any liability secured by such property that the Partner is consid-ered to assume or take subject to) and the amount of cash



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                                   -14-



distributed to such Partner pursuant to this agreement and (ii) the amount of Partnership losses and deductions allocated to it pursuant to this agreement.

            (b) If any Partner has a deficit balance in its cap-ital account (after giving effect to all Capital Contributions, distributions and allocations), such Partner shall have no obligation to make any contribution to the capital of the Part-nership by reason of such deficit.

            4.05 Transfers or Conversions During Year. To avoid an interim closing of the Partnership's books, the share of profits and losses under this Article 4 of a Partner that assigns or otherwise makes a direct Transfer of part or all of its Interest during any calendar year or is the assignee or transferee of such a Partner or is issued any Class A Units pursuant to the provisions of Section 5.01 or 5.02 or the Con-vertible Note Documents or is issued any Additional Equity Interest pursuant to the provisions of subsection 4.02(a) dur-ing such calendar year shall be determined by (i) in the case of any such assignment or other direct Transfer, prorating (as between the transferor Partner and its transferee) the total amount of the profits and losses of the Partnership attribut-able to the Interest so transferred for such year and (ii) in the case of any such conversion, by allocating the total amount of profits and losses of the Partnership (other than items attributable to the Disputed Realty Corp. Assets, which shall be allocated in accordance with the provisions of subsection 6.01(b)) on a per-day basis in accordance with each Partner's Equity Interest in the Partnership (or otherwise as may be required to give effect to the provisions of any Additional Equity Interests) as of the end of such day.


                       ARTICLE 5 - CONVERSION RIGHTS

            5.01 Class B-1 Unit Conversion. If and when SF Holdings' ownership interest in the Disputed SF Cash ceases to be disputed by reason of the entry of a final nonappealable order of the Bankruptcy Court or another court of competent jurisdiction either (i) confirming SF Holdings' ownership interest in the Disputed SF Cash or (ii) approving an executed and delivered settlement agreement with Coopers & Lybrand, or any successor in interest to Coopers & Lybrand, and SF Holdings shall have received payment of any funds in satisfaction of its claim to the Disputed SF Cash, the General Partner shall deter-mine (which determination shall be confirmed in writing by the

Independent Accountants and shall, upon such confirmation, be conclusive for all purposes hereof, absent manifest error) the amount or Fair Market Value (using an appropriate discount rate in the event any payments are deferred for more than 30 days) of all funds to be received in respect of such claim after deducting the total liabilities of SF Holdings, including, without limitation, all applicable litigation costs and settle-ment amounts (the "Net SF Cash"). Within thirty (30) Business Days after the last to occur of the date such court order becomes final and nonappealable and receipt of such funds (the "SF Deadline"), the General Partner shall send a notice to each other Partner setting forth such determination and confirming the conversion that is contemplated in the following sentence. Effective on and as of the SF Deadline, the then outstanding Class B-1 Units shall, in the aggregate, automatically be con-verted into that number of Class A Units (or that fraction of a Class A Unit) determined by dividing (a) the Net SF Cash (sub-ject to reduction pursuant to the provisions of subsection 5.03(a)), by (b) the Initial Unit Value, and each Partner that, immediately preceding such conversion, held any Class B-1 Units shall be allocated that number of such Class A Units determined by multiplying the number of such Class A Units by a fraction, the numerator of which is the number of Class B-1 Units held by such Partner immediately prior to such conversion and the denominator of which is the number of Class B-1 Units outstand-ing immediately prior to such conversion.

            5.02 Class B-2 Unit Conversion. If and when the Disputed MCJV Recovery ceases to be disputed and there is exe-cuted and delivered a contract of sale of the MCJV Lands and Florida Equity Corp. shall have received its share of the clos-ing proceeds in respect thereof, the General Partner shall determine (which determination shall be confirmed in writing by the Independent Accountants and shall, upon such confirmation, be conclusive for all purposes hereof, absent manifest error) the amount of the net cash closing proceeds of such sale, after deducting the total liabilities of Florida Equity Corp., including, without limitation, (i) the amount required to be paid by Florida Equity Corp. or the Partnership in accordance with the Bank of Nova Scotia Settlement and (ii) any amounts funded by the Partnership in respect of taxes, carrying costs and other out of pocket expenses relating to the MCJV Lands (including, without limitation, litigation expenses), together with interest thereon at the rate of 10% per annum, compounded annually (the "Net MCJV Proceeds"). Within thirty (30) Busi-ness Days after the last to occur of the entry of a final and nonappealable order of the Bankruptcy Court approving such sale and receipt of such closing proceeds (the "MCJV Deadline"), the General Partner shall send a notice to each other Partner set-ting forth such determination and confirming the conversion that is contemplated in the following sentence. Effective on and as of the MCJV Deadline, the then outstanding Class B-2 Units, in the aggregate, shall automatically be converted into that number of Class A Units (or that fraction of a Class A
Unit) determined by dividing (a) the Net MCJV Proceeds (subject to reduction pursuant to the provisions of subsection 5.03(b)), by (b) the Initial Unit Value, and each Partner that, immedi-ately preceding such conversion, held any Class B-2 Units shall be allocated that number of such Class A Units determined by multiplying the number of such Class A Units by a fraction, the numerator of which is the number of such Class B-2 Units held by such Partner immediately prior to such conversion and the denominator of which is the number of Class B-2 Units outstand-ing immediately prior to such conversion.

            5.03  Additional Conversion Adjustments.

            (a)   Notwithstanding the foregoing provisions of
Section 5.01, if, on the SF Deadline, a conversion of Class B-2 Units into Class A Units has not already occurred, the General Partner shall deduct from the amount of Net SF Cash used in the formula described in Section 5.01 above (i) the litigation costs and other expenses of the Partnership expended in attempting to settle or litigate claims relating to the Dis-puted MCJV Recovery (including, without limitation, amounts advanced by the Partnership to Florida Equity Corp.) and
(ii) the amount to be deposited in a reserve to fund future litigation costs and other expenses of Florida Equity Corp. in attempting to settle or litigate claims relating to the Dis-puted MCJV Recovery based on the General Partner's reasonable estimate of such costs and expenses. Any amounts to be reserved pursuant to clause (ii) of the preceding sentence shall be subject to the approval of the Bankruptcy Court in connection with any order of the Bankruptcy Court confirming the Partnership's ownership interest in the Disputed SF Cash or approving an executed and delivered settlement agreement with Coopers & Lybrand OYDL.

            (b) Notwithstanding the foregoing provisions of Sec-tion 5.02, if, on the MCJV Deadline, a conversion of Class B-1 Units into Class A Units has not already occurred, the Partner-ship shall deduct from the amount of Net MCJV Proceeds used in the formula described in Section 5.02 above (i) the litigation costs and other expenses of the Partnership expended in attempting to settle or litigate claims relating to the Dis-puted SF Cash (including, without limitation, amounts advanced by the Partnership to SF Holdings) and (ii) the amount to be deposited in a reserve to fund future litigation costs and other expenses of SF Holdings in attempting to settle or liti-gate claims relating to the Disputed SF Cash based on the Gen-eral Partner's reasonable estimate of such costs and expenses. Any amounts to be reserved pursuant to clause (ii) of the imme-diately preceding sentence shall be subject to the approval of the Bankruptcy Court in connection with any order of the Bank-ruptcy Court approving the sale of the MCJV Lands.

            5.04 Convertible Note Documents. Contemporaneously with the execution of this agreement, the Partnership is exe-cuting and delivering the Convertible Note Documents. Upon the delivery of any Conversion Notice and the satisfaction of any other conditions to exercise of the Conversion Right by any holder of one or more Convertible Notes, the General Partner shall execute such instruments and take such other actions as shall be necessary to evidence the conversion and issuance of Class A Units contemplated by the Convertible Note Documents and such Conversion Notice.

            5.05 Transfers Pursuant to the Plan. Each of the Founding Limited Partners shall make Transfers of Class B Units to JMB Partner at the times and in the amounts required pursu-ant to the JMB Agreement and the provisions of Section 15.8.1 of the Plan.

               ARTICLE 6 - PROFITS, LOSSES AND DISTRIBUTIONS

            6.01  Profits and Losses.

            (a) Subject to the provisions of subsection (b) of this Section 6.01, the Partnership's net profits or net losses shall be determined on an annual basis and shall be allocated to the Partners in proportion to their Equity Interests; pro-vided, however, that (i) to the extent that the terms of any Additional Equity Interests require a different allocation, the General Partner shall cause the allocations herein contemplated to be in accordance with such terms and (ii) except as expressly provided in subsection 7.02(b), no Limited Partner (in its capacity as a Limited Partner) shall be personally lia-ble for losses, costs, expenses, liabilities or obligations of the Partnership in excess of its Capital Contributions under
Article 4 hereof.

            (b) Any income, gain, losses or deductions recog-nized by the Partnership as a result of (i) the Disputed Realty Corp. Assets ceasing to be disputed or as a result of any dis-tribution with respect to, or disposition of, the stock of Florida Equity Corp. shall be allocated to the holders of Class B-2 Units, and (ii) the Disputed Realty Corp. Assets ceasing to be disputed or as a result of any distribution with respect to, or disposition of, the stock of SF Holdings shall be allocated to the holders of Class B-1 Units.

            6.02 Allocations for Tax Purposes. (a) Subject to the provisions of subsection (b) of this Section 6.02, for income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall, subject to the provisions of Section 4.05, be allocated among the Partners in proportion to their Equity Interests; provided, however, that (i) to the extent the terms of any Additional Equity Securities require a different allocation, the General Partner shall cause the allo-cations herein contemplated to be in accordance with such terms and (ii) each such item with respect to property contributed to the Partnership by a Partner or revalued pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Internal Revenue Code and Treasury Regulations Section 1.704-1(b)(4)(i), using any method permitted by applicable Treasury Regulations. Notwithstanding the foregoing, (A) if requested by JMB Partner, the Partnership shall make or cause to be made with respect to 245 Park Avenue the allocations contemplated in subsection 7.11(e) and (B) until such time as JMB Partner shall have Transferred all its Interest in the Partnership to a Person other than JMB or shall have otherwise ceased to be a Partner, the allocations, debt sharing and other income tax treatments described in Section 15.8.1 of the Plan shall be complied with by the Partnership.

            (b) Any income or gain recognized by the Partnership as a result of the Disputed Realty Corp. Assets ceasing to be disputed or as a result of any distribution with respect to, or disposition of, the stock of SF Holdings or of Florida Equity Corp. shall be allocated to the holders of Class B-1 and Class B-2 Units in accordance with the principles of section 704(c) of the Code (it being understood that, for book purposes, the initial Capital Contribution made by the holders of Class B-1 and Class B-2 Units shall be fixed at the net value of the stock of SF Holdings and the stock of Florida Equity Corp., respectively, as and when the dispute affecting the value of each such asset is finally resolved and such Class B Units are converted to Class A Units).

            6.03 Distributions. Annually or at more frequent intervals as determined by the General Partner, in its sole discretion, the then Available Funds (as hereinafter defined) shall be distributed to the Partners in proportion to their Equity Interests; provided, however, that to the extent that the terms of any Additional Securities require distribution of Available Funds in a particular order, ranking or amount, the General Partner shall cause the distribution of Available Funds to be in accordance with such terms. "Available Funds" means
(i) the Partnership's gross cash receipts, less (ii) the Part-nership's expenditures, less (iii) the amount that, in the Gen-eral Partner's reasonable judgment, the Partnership should retain or otherwise reserve in order to fulfill its business purposes or to comply with the provisions of any debt or other obligation of the Partnership, plus (iv) the amount by which, in the General Partner's reasonable judgment, any such reserve previously established and then existing shall be reduced after taking into account the foregoing.


               ARTICLE 7 - MANAGEMENT AND FINANCING MATTERS

            7.01  Management of Business.

            (a) Except as otherwise specifically provided to the contrary herein, the General Partner shall have full, exclusive and complete discretion to manage the business and affairs of the Partnership and to take all such actions as it deems neces-sary or appropriate to accomplish the purposes of the Partner-ship as set forth herein; provided, however, that the actions of the General Partner hereunder shall at all times be in com-pliance with the provisions of Section 7.06. Nothing contained in this Section 7.01 shall impose any obligation on any Person doing business or dealing with the Partnership to inquire as to whether the General Partner has exceeded its authority in exe-cuting any contract, lease, mortgage, note, deed or other instrument on behalf of the Partnership, and any such Person shall be fully protected in relying upon the plenary authority of the General Partner. Except as otherwise provided in
Article 8, the General Partner shall serve without compensation for its services. The General Partner may delegate such of its respective powers and authority to any Additional General Part-ner or to managers, employees and agents of the General Partner or of the Partnership as it shall deem necessary or appropriate for the conduct of the Partnership's business; provided, how-ever, that the General Partner shall not purport to authorize any such Additional General Partner, manager, employee or agent to take any action that the General Partner is itself prohib-ited from taking under the provisions of this agreement.

            (b) In carrying out the purposes of the Partnership, among other things, the General Partner is authorized to exe-cute and deliver (i) instruments evidencing the issuance of Class A Units or Additional Equity Interests of the Partner-ship, (ii) all contracts, conveyances, assignments, franchise agreements, licensing agreements and management contracts cov-ering or affecting the Partnership's assets, (iii) all checks, drafts and other orders for the payment of the Partnership's funds, (iv) all promissory notes, mortgages, deeds of trust, security agreements and other similar documents and (v) all other instruments of any kind or character relating to the Partnership's affairs, whether like or unlike the foregoing.
No Partner other than the General Partner or any Additional General Partner (to the extent the General Partner shall dele-gate or otherwise authorize or permit such Additional General Partner to do so) shall have management power over the business and affairs of the Partnership or actual or apparent authority to enter into contracts or bind the Partnership.

            (c) Meetings of the Partners may be called by the General Partner by giving ten (10) days prior written notice of the time, date, location and purpose of the meeting; provided, however, that in the event of any emergency affecting the Part-nership or its assets, a meeting of the Partners may be called by the General Partner on such shorter notice as the General Partner shall deem appropriate in its reasonable judgment.

            (d) Each Limited Partner may authorize any Person or Persons, including, without limitation, the General Partner, to act for it by proxy on all matters on which a Limited Partner may participate. Every proxy (i) must be signed by the Limited Partner or its attorney-in-fact, (ii) shall expire eleven (11) months from the date thereof unless the proxy provides other-wise and (iii) shall be revocable at the discretion of the Lim-ited Partner granting such proxy.

            (e) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting (and without advance notice thereof) if a written consent setting forth the action to be taken is signed by the Partners owning the percentage of the total Class A Interests of the Partner-ship required to take such action, which written consent may be evidenced in one or more instruments. Consents need not be solicited from any other Partner if the written consent of Partners owning such requisite percentage has been obtained to take the action for which such solicitation was required.

            (f) The General Partner shall cause the Partnership to perform its obligations under the JMB Agreement in accor-dance with the terms thereof.

            7.02 No Management by Limited Partners; Limitation of Liability.

            (a) No Limited Partner, in its capacity as a limited partner, shall take part in the day-to-day management, opera-tion or control of the business and affairs of the Partnership or have any right, power, or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. Any approvals rendered or withheld by any of the Limited Partners pursuant to this agreement shall be deemed as consultation with or advice to the General Partner in connection with the business of the Partnership and, in accor-dance with the Act, shall not be deemed as participation by any such Limited Partner in the business of the Partnership and are not intended to create any inference that any such Limited Partner should be classified as a general partner under the Act.

            (b) No Limited Partner shall have any liability under this agreement except (i) with respect to withholding under Section 7.12, (ii) in connection with a breach or viola-tion of any provision of this agreement by such Limited Partner or (iii) as provided in the Act.

            (c) The General Partner shall not take any action that would subject any Limited Partner (in its capacity as Lim-ited Partner) to liability as a general partner.

            (d) No Limited Partner (in its capacity as such) may commence or attempt to commence or join or attempt to join in any voluntary or involuntary petition for bankruptcy or insol-vency proceeding with respect to the Partnership pursuant to the Bankruptcy Code. Neither the Partnership nor the General Partner shall commence or consent to the commencement of any such proceeding unless the commencement of such proceeding has been authorized by due corporate action of the General Partner.

            7.03 Appointment of Agents, Officers or Representa-tives. The General Partner may appoint such agents, officers or representatives as it deems appropriate, and may grant to them such titles or designations, including that of President, Vice President, Managing Agent or Managing Director, as it deems necessary or appropriate.

            7.04 Title to Property; Nominee. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any owner-ship of such property. Title to the Partnership's assets shall be held in the Partnership's name or in the name of any nominee that the General Partner may designate. The General Partner shall have the power to enter into a nominee agreement with any such Person, and such agreement may contain provisions indemni-fying the nominee, except for his or its willful misconduct.

            7.05  Time Devoted to Business; Business with Related
Persons.

            (a) The General Partner shall devote such time to the business of the Partnership as it in its discretion deems necessary for the efficient operation of the Partnership's business.

            (b) The General Partner, in its discretion, may cause the Partnership or any Person Controlled by the Partner-ship to transact business with any Related Persons of the Gen-eral Partner; provided, however, that, notwithstanding any pro-vision to the contrary in this agreement, the General Partner shall not cause or permit the Partnership or any Person Con-trolled by the Partnership to enter into or suffer to exist any transaction or series of related transactions with the General Partner or any Related Person of the General Partner if such transaction or series of related transactions is not on an Arm's-length Basis.

            7.06 Fiduciary Duty; Exculpation. The General Part-ner shall act as a fiduciary for and in the best interests of the Limited Partners and the Partnership; provided, however, that (subject to the provisions of the proviso to subsection 7.05(b)) the General Partner and its Affiliates shall at all times be free to engage for their own account in all aspects of any business or investment in which the Partnership is involved and may compete with the business and investments of the Part-nership; and provided, further, that, notwithstanding any contrary provision in this agreement, the acquisition of any assets in addition to the Core Properties or any other expan-sion of the business of the Partnership shall be within the sole discretion of the General Partner. The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the other Partners for any act or omission performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed to be (i) within the scope of the authority granted by this agreement and (ii) in the best interests of the Partnership.
So long as the General Partner shall not have violated the pro-visions of the proviso to subsection 7.01(a), the General Part-ner shall not be responsible for any misconduct or negligence on the part of any agent (other than direct employees of the General Partner) if neither the General Partner nor any of its Related Persons derived any improper personal benefit from such misconduct or negligence.

            7.07  Indemnification.

            (a) The Partnership shall indemnify and hold harm-less any Person acting on behalf of the Partnership (an "Indem-nified Party") pursuant to the authority herein granted or otherwise (to the extent such Person is authorized to act), to the fullest extent as would be permitted by applicable law of the State of Delaware affording indemnification to persons act-ing on behalf of corporations organized in such State (includ-ing, without limitation, any procedures set forth therein regarding advancement of expenses to such Indemnified Party), from and against any and all losses, claims, damages, liabili-ties, joint and several, expenses (including, without limita-tion, reasonable legal fees and expenses), judgments, fines, penalties, interests, settlements and other amounts arising from any and all claims, demands, actions, suits or proceed-ings, whether civil, criminal, administrative or investigative, relating to the activities of such Person acting on behalf of the Partnership.

            (b) The Partnership shall have the authority to pur-chase and maintain such insurance policies on behalf of the Indemnified Parties as the General Partner shall determine, which policies may cover those liabilities the General Partner reasonably believes may be incurred by an Indemnified Party in connection with the operation of the business of the Partner-ship. The right to procure such insurance on behalf of the Indemnified Parties shall in no way mitigate or otherwise affect the right of any such Indemnified Party to indemnifica-tion pursuant to subsection 7.07(a) hereof.

            (c) The provisions of this Section 7.07 are for the benefit of the Indemnified Parties, their heirs, successors, assigns and administrators and shall not be deemed to create any rights in or benefit to any other Person.

            7.08 Books and Records at Principal Place of Busi-ness. The General Partner shall cause the Partnership to main-tain at its principal place of business full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership's business and affairs, including, without limitation, the following:

            (a) a current list in alphabetical order of the full name and last known business street address of each Partner;

            (b) a copy of the Certificate and all amendments thereto, together with (i) receipts of filing thereof, and
      (ii) executed copies of any powers of attorney pursuant to which any amendment has been executed;

            (c) copies of the Partnership's federal, state and local income tax returns and reports, if any, for the three most recent years; and

            (d) copies of the Partnership's financial state-ments, if any, for the three most recent years.

Such books shall be maintained separate from those of any other Person. Each Partner or its authorized representative shall have, upon reasonable advance notice in writing, at reasonable times and at such Partner's expense, the right to review and make copies of such books and records and to receive true and complete information regarding Partnership matters to the extent required (and subject to the limitations) under Delaware law; provided, however, that the General Partner may impose reasonable limitations on the access of a Limited Partner to such books and records to protect against disclosure of propri-etary or competitively sensitive information or to comply with the confidentiality restrictions imposed in any agreement to which the Partnership is a party. The Partnership shall not impose any service, administrative or other charge upon any Partner exercising its rights under this Section 7.08 except for payment of the Partnership's reasonable costs of photocopy-ing and postage.

            7.09 Annual Audit and Accounting. The books and records of the Partnership shall be kept on the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP"). The Partnership's accounting period shall be the calendar year. The accounts of the Partnership shall be audited annually by a nationally recognized accounting firm of independent public accounts selected by the General Partner (the "Independent Accountants"). JMB Partner and its designees shall be entitled to confer with the Partnership's Independent Accountants with respect to any and all tax matters that may affect JMB Partner, including, without limitation, allocations of indebtedness as contemplated in Section 6.02 and subsection 7.11(e).

            7.10  Reports; Notices.

            (a) The books of account shall be closed promptly after the close of each calendar year, and the General Partner shall prepare and send to each Partner:

            (i) Within one hundred fifty (150) days after the end of the fiscal year, each Partner shall be provided with an Internal Revenue Service Schedule K-1 with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for each Partnership year, together with any other information concerning the Partnership reasonably necessary for the preparation of a Partner's income tax return(s);

           (ii) Within ninety (90) days after the end of each of the first three (3) fiscal quarters, as of the last day of the fiscal quarter, a report containing unaudited finan-cial statements of the Partnership and such other informa-tion as may be legally required or determined to be appro-priate by the General Partner; and

          (iii) Within one hundred twenty (120) days after the end of the fiscal year, as of the close of the fiscal year, an annual report containing audited financial state-ments of the Partnership, presented in accordance with GAAP and certified by the Independent Accountants.

            (b) The General Partner shall give prompt written notice to each other Partner upon (i) the effectiveness of any amendment to this agreement, (ii) the General Partner's obtain-ing knowledge of any material default by the Partnership or a Person Controlled by the Partnership in respect of any financ-ing secured by any material real property of the Partnership or any Person Controlled by the Partnership, (iii) the General Partner's obtaining knowledge of any facts or circumstances that constitute a dissolution of the Partnership, (iv) any recapitalization, merger or consolidation transaction to which the Partnership becomes or is contemplated to become a party,
(v) the taking of any action at a meeting of the Partners or by a written consent signed by less than all the Partners and (vi) the General Partner's obtaining knowledge of any other event or circumstance that, in the reasonable judgment of the General Partner, would be of material importance to the Partners.

            7.11  Tax Matters.

            (a) The General Partner shall be the Tax Matters Partner of the Partnership for federal income tax matters pur-suant to Code Section 6231(a)(7)(A). The Tax Matters Partner shall cause to be prepared all federal, state and local income tax returns required of the Partnership at the Partnership's expense. The Tax Matters Partner shall represent the Partner-ship (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state or local tax authorities, including, without limitation, any resulting administrative and judicial proceedings, and may expend funds of the Partnership for professional services and costs associated therewith. The Partners shall, to the extent reasonably requested by the General Partner, cooperate (in all reasonable respects) with each other in connection with the conduct of all proceedings pursuant to this Section 7.11(a).

            (b) The Tax Matters Partner shall receive no compen-sation for its services in such capacity. If the Tax Matters Partner incurs any costs related to any tax audit, declaration of any tax deficiency or any administrative proceeding or liti-gation involving any Partnership tax matter, such amount shall be an expense of the Partnership and the Tax Matters Partner shall be entitled to full reimbursement therefor.

            (c) Except as otherwise set forth in this agreement, the Tax Matters Partner shall determine whether to make (and, if necessary, revoke) any tax election available to the Part-nership under the Code or any state tax law.

            (d) In the event that Treasury Regulations are adopted to replace or supplement, with an elective regime, the existing Treasury Regulations for classifying certain business organizations, the General Partner shall elect to be treated as a partnership for federal income tax purposes and take such other appropriate actions as shall be prescribed thereunder consistent with such election.

            (e) If requested by JMB, the Partnership shall cause New 245 Park LP and/or its designee(s) to adopt the "remedial allocation method" under Treasury Regulations section 1.704-3, with respect to 245 Park Avenue. The Partnership shall not permit any such remedial allocation to be revoked or withdrawn so long as the Partnership continues to own the ultimate bene-ficial ownership in 245 Park Avenue. If such remedial alloca-tion method is adopted, the Partners intend that:

            (i) JMB Partner's share of the Partnership's liabil-ities secured by 245 Park Avenue will be approximately $145,000,000 (assuming JMB's section 704(c) book/tax dif-ference is $155,000,000 upon consummation of the Plan) and will be subsequently adjusted only for those reductions required under the remedial allocation method under Trea-sury Regulations section 1.704-3. To the extent that such book/tax difference is a different amount, JMB Partner's share of the Partnership's liabilities will be adjusted as provided under applicable Treasury Regulations.

           (ii) In accordance with the remedial allocation method under Treasury Regulations section 1.704-3, JMB Partner's share of the Partnership's section 752 liabili-ties shall be equal to the product of (A) the total amount of the Partnership's section 752 liabilities described under Treasury Regulation section 1.752-3(a)(3) and (B) JMB Partner's Interest in the Partnership.

          (iii) All of the liabilities described in clauses (i) and (ii) will constitute and be reported as "qualified nonrecourse financing" within the meaning of section 465(b)(6) of the Code. Based on existing law and regulations, in preparing any income tax return of the Partnership, JMB Partner and New 245 Park LP, the Partner-ship shall not include, and shall cause JMB Partner and New 245 Park LP not to include, any attachment or any statement that indicates that there is more than one activity for purposes of section 465 of the Code.

            7.12  Withholding of Certain Amounts.

            (a) The General Partner may (in addition to amounts that may be withheld pursuant to Section 9.11) withhold, in its discretion, from any distribution of cash or property in kind to any other Partner or its assignee, upon notice to such Part-ner pursuant to this agreement, the following amounts:

            (i) any amounts due from such Partner or assignee to the Partnership or the General Partner under this agree-ment; and

           (ii) any amounts required (x) for the payment of any taxes that the General Partner determines in good faith must be withheld by the Partnership with respect to such Partner or assignee or (y) to pay or reimburse the General Partner for any advances made by the General Partner for such purpose.

            (b)  Any amounts withheld pursuant to this
Section 7.12 shall be applied by the General Partner to dis-charge the obligation in respect of which such amounts were withheld. All amounts distributable to any Partner or assignee that are withheld pursuant to this Section 7.12 shall be treated as amounts distributed to such Partner or assignee. To the extent that any amount paid over (or required to be paid over) in satisfaction of any obligation described in clause (i) or clause (ii) exceeds the amount, if any, actually withheld from a distribution that otherwise would have been made to a Partner or assignee, such excess shall be treated as an interest-free advance to such Partner or assignee, secured by such Partner's or assignee's Interest in the Partnership ("Withholding Advance"). Amounts treated as advanced to any Partner or assignee pursuant to this Section 7.12 shall be repaid by such Partner or assignee to the Partnership within thirty (30) Business Days after the General Partner gives notice to such Partner or assignee making demand therefor. If any Partner or assignee of a Partner fails to pay a Withholding Advance as provided in this subsection 7.12(b), the Partnership (without limiting any other remedy that may be available to the Partnership) shall collect any unpaid amounts from any Partner-ship distributions to such Partner or assignee that otherwise would be made to such Partner or assignee and/or permanently adjust the Interest of such Partner or assignee accordingly. Notwithstanding anything to the contrary set forth herein, in the event of any failure by a Partner or assignee to perform its obligations under this Section 7.12, in addition to all other rights and remedies available hereunder or under appli-cable law to the Partnership and the General Partner, the Gen-eral Partner and the Partnership shall have all the rights and remedies of a secured creditor under the Uniform Commercial Code as in effect in the State of Delaware.

            (c) If the General Partner determines that the Part-nership would have insufficient funds (taking into account the cash needs of its Controlled Affiliates) to make a Withholding Advance, the General Partner shall be entitled to require the Partner for which the withholding requirement applies to pay the amount of such withholding requirement sufficiently in advance of the payment date to permit the Partnership timely to satisfy its withholding tax liability.


                         ARTICLE 8 - COMPENSATION

            8.01 No Entitlement to Compensation. No Partner acting on behalf of the Partnership shall be entitled to com-pensation or remuneration from the Partnership except as may be specifically provided in this agreement. The provisions of this Section shall not limit any compensation or remuneration that any Partner shall receive from any other Person with which the Partnership may be an Affiliate or in which the Partnership is a participant or partner.

            8.02 Reimbursement. The Partnership shall reimburse the General Partner for all reasonable and customary out-of-pocket expenses incurred by it in managing or otherwise acting on behalf of the Partnership. If the General Partner shall determine to engage the services of a general manager or agent or advisor to provide management or advisory or similar ser-vices to the Partnership, the reasonable and customary fees and expenses of such manager, agent or advisor shall be paid by the Partnership.


                           ARTICLE 9 - TRANSFERS

            9.01 Certain Transfers Void. No Partner may Trans-fer all or any part of its Interest in the Partnership except in accordance with the provisions of this Article 9. Any pur-ported Transfer in violation of this Article 9 shall not bind the remaining Partners, who may continue to treat the original Partner as the owner of such Interest for all purposes.

            9.02 Certain Prohibitions on Transfers. Except with the prior written consent of all the Founding Limited Partners (which may be withheld for any reason or no reason), no Found-ing Limited Partner shall make or permit to occur any Transfer of its Interest (other than (i) a Transfer required pursuant to Section 5.05 hereof, (ii) a Transfer of any Unrestricted Units that may be owned by it or (iii) a Transfer constituting, or made in connection with (or in lieu of) the enforcement of, a pledge or security interest) or enter into any contract there-for during the period commencing on the date hereof and ending on the third anniversary of the date hereof. Commencing after the third anniversary of the date hereof, without the consent of any other Partner, each Founding Partner may, at any time, subject only to the provisions of Section 9.05, Section 9.08 and Section 9.09, Transfer to any Person all or any part of its Interest; provided, however, that no assignee of a Founding Partner (other than any assignee of Unrestricted Units acquired in a transaction that complies with the provisions of Section 9.03) shall be admitted as a Partner of the Partnership except in compliance with the provisions of Section 9.04. Without the consent of any other Partner, each Partner that is the holder of Unrestricted Units may, at any time, subject only to the provisions of Section 9.05, Section 9.08 and Section 9.09, Transfer to any Person all or any portion of such Unrestricted Units.

            9.03 Transfers by Certain Partners. Upon any assignment or other direct Transfer by a Partner of Unre-stricted Units that does not violate the provisions of
Section 9.05, Section 9.08 or Section 9.09, the transferee thereof shall be admitted to the Partnership as a Partner upon receipt of written notice of such Transfer by the General Partner.

            9.04  Approval of Partners.

            (a) Other than as set forth in Section 9.03, no assignee of a Partner's Interest (including, without limita-tion, an assignee that is a non-United States person) shall be admitted as a Partner without the consent of non-transferring Partners owning more than 50% of all the Equity Interests and more than 50% of any Additional Equity Interests, which consent may be withheld in the sole and absolute discretion of each non-transferring Partner. Pending such assignee's admission as a substitute Partner of the Partnership, and upon receipt of written notice by the General Partner of the Transfer, such assignee shall be entitled to share in all allocations and distributions of the Partnership (including, without limita-tion, liquidating distributions) on the same basis as the Part-ner from which such assignee obtained its Interest. Unless and until such assignee is admitted as a substitute Partner, such assignee shall not be entitled to exercise any other rights of a Partner, including, without limitation, the right to vote (to the extent such right was available to such assignee's prede-cessor) on any matter submitted to the Partners for approval, and such predecessor shall retain the right, if any, to vote the Interest so Transferred.

            (b) The restriction on substitution with respect to all permitted assignees contained in this Section 9.04 shall be of no further force or effect if Treasury Regulations are adopted to replace or supplement, with an elective regime, the existing Treasury Regulations for classifying certain business organizations, any required elections are made thereunder and the elimination of such restriction does not (in the reasonable judgment of the General Partner) adversely affect the partner-ship status of the Partnership from its inception.

            9.05  Certain Prohibited Transfers.

            (a) No Partner shall assign its Interest to any Per-son that is not a "United States person" within the meaning of section 7701(a)(30) of the Code, without the prior written con-sent of the General Partner, which consent shall be granted if
(i) such Person can demonstrate, to the reasonable satisfaction of the General Partner, its ability to satisfy its potential liabilities for any withholding tax that may be imposed on its pro rata share of the Partnership's income and (ii) the General Partner determines that the withholding obligations to which the Partnership reasonably may be expected to be subject as a result of the ownership of such Interest by such assignee, when taken together with such withholding obligations with respect to all other Partnership interests held by non-United States persons, would not have a material adverse effect on the abil-ity of the Partnership and its Affiliates to satisfy their debt service requirements and other contractual obligations and operational requirements. Notwithstanding the foregoing, the General Partner shall consent to the distribution by Coopers & Lybrand OYDL of any Class A Units received by it to the Class
28 creditors of Olympia & York Developments Limited, pursuant to the provisions of the Plan of Arrangement of Olympia & York Developments Limited, et al. filed under the Companies' Credi-tors Arrangement Act.

            (b) At least ten (10) Business Days prior to the date scheduled for a Transfer of any Interest in the Partner-ship (including, without limitation, a Transfer by any assignee that has not been admitted as a substitute Partner), the trans-feror shall provide to the General Partner written notice of the proposed Transfer. No Transfer of any Class A Unit or Additional Equity Interest shall be made without the approval of the General Partner if the Class A Unit or Additional Equity Interest sought to be Transferred, when added to the total of all other Class A Units and/or Additional Equity Interests Transferred (or approved for Transfer), would result in a "ter-mination" of the Partnership under section 708 of the Code.
The General Partner shall be deemed to have granted approval to the Transfer for purposes of this Section 9.05(b) unless it notifies the transferor of its objection to such Transfer at least four (4) Business Days prior to the date scheduled for such Transfer, as set forth in such written notice. The Gen-eral Partner shall give notice to all other Partners in the event that sales or exchanges should be suspended for such rea-son. Any sales or exchanges deferred by reason of any such determination by the General Partner shall be made in chrono-logical order to the extent practicable commencing on such date as shall be determined by the General Partner. Notwithstanding anything to the contrary contained in this agreement, each Founding Limited Partner shall not, prior to the second anni-versary of the date of this agreement, consent under the provi-sions of subsection 9.04(a) to any Transfer that would cause the provisions set forth in this subsection 9.05(b) to delay a Transfer of any Unrestricted Units.

            (c) No Transfer by the General Partner shall be per-mitted that would cause the General Partner to have less than a 1% interest in the capital of, and in all items of income, gain, loss, deduction and credit of, the Partnership.

            9.06  Successor General Partner; Removal of General
Partner.

            (a) Upon the occurrence of an event described in subsection 10.01(c), the General Partner shall (i) remain lia-ble for all obligations and liabilities (other than Partnership liabilities payable solely from Partnership assets) incurred by it as General Partner before the effective date of such event and (ii) pay all costs associated with the admission of its successor General Partner. The General Partner shall be free of and held harmless by the Partnership against any obligation or liability incurred on account of the activities of the Part-nership from and after the effective date of such event.

            (b) A successor to all of the General Partner's Interest that is proposed to be admitted to the Partnership as a successor General Partner shall be admitted as the General Partner, effective upon the assignment of such Interest to such proposed successor, upon the approval of Partners (the "Required Partners") constituting (i) all then existing Found-ing Limited Partners and (ii) the holders of not less than 75% of all the Equity Interests and 75% of all Additional Equity Interests. Any such assignee shall carry on the business of the Partnership without dissolution. Prior to its admission to the Partnership, such assignee shall have provided to the Part-ners such information as to the identity of its Affiliates and its finances and business and those of its Affiliates as may be reasonably requested in writing by any Partner. In connection with the admission of such assignee to the Partnership, such assignee shall agree in writing to be bound by all the terms and provisions of this agreement.

            (c) The General Partner may be removed and a replacement General Partner admitted to the Partnership upon the affirmative vote of the Required Partners; provided, how-ever, that the rights of the Partners under this subsection (c) to remove the General Partner and elect a replacement therefor shall not be effective unless and until (A) the Partnership has received an opinion of counsel, which counsel is satisfactory to a majority in interest of the Limited Partners, as to the legality of such action, and (B) either (x) the Partnership has received an opinion of counsel, which counsel is satisfactory to the Required Partners, that such action may be effected without subjecting the Partners to liability as general partners under the Act or under the laws of such other jurisdictions in which the Partnership is formed, re-formed, re-organized or otherwise qualified, or (y) a Delaware court having original jurisdiction in the premises has entered a judgment which has become final to the foregoing effect as to the Act and an opinion of counsel as provided above has been obtained as to the laws of such jurisdictions, other than Dela-ware, in which the Partnership is formed, re-formed, re-organized or otherwise qualified.

            9.07 Successor Partners. In the event of a Bank-ruptcy of a Limited Partner the bankruptcy trustee or adminis-trator of such Limited Partner shall succeed to its Interest. If an individual Limited Limited Partner dies, his executor or administrator shall succeed to his Interest. If an individual Limited Partner shall be adjudicated insane, incompetent or incapacitated, his committee, guardian or conservator shall succeed to his Interest.

            9.08  Tag-Along Provisions.

            (a) If at any time any Partner alone or together with any other Partners (such Partner or Partners, "Tag-Along Sellers") propose to enter into an agreement (or substantially contemporaneous agreements, whether or not with the same or affiliated parties) to sell or otherwise dispose of for value to any Person or Group (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act, as amended and in effect as of the date hereof) other than a Wholly-Owned Affiliate of the Tag-Along Sellers (a "Tag-Along Purchaser") a Majority Interest in one or more related transac-tions (such sale or other disposition for value being referred to as a "Majority Tag-Along Sale"), then such Tag-Along Sellers shall afford each other Partner that owns any Unrestricted Units (each individually a "Tag-Along Partner" and, collec-tively, the "Tag-Along Partners") the opportunity to partici-pate proportionately with respect to its Unrestricted Units in such Majority Tag-Along Sale in accordance with this Section
9.08. If at any time any Tag-Along Sellers propose to enter into an agreement (or substantially contemporaneous agreements, whether or not with the same or affiliated parties) to sell or otherwise dispose of for value to any Tag-Along Purchaser a Qualifying Interest in one or more related transactions (such sale or other disposition for value being referred to as a "Qualifying Tag-Along Sale", and, collectively with any Major-ity Tag-Along Sale, each individually, a "Tag-Along Sale"), then such Tag-Along Sellers shall afford each Tag-Along Partner holding as of the close of business on the day immediately prior to the Tag-Along Notice Date (as herein defined) Unre-stricted Units representing at least 4% of the total Equity Interests then outstanding the opportunity to participate pro-portionately in such Qualifying Tag-Along Sale in accordance with this Section 9.08; provided, however, that if any Partner shall have at any time exercised its tag-along rights pursuant to this Section 9.08, such exercise(s) resulting in the sale or disposition of a portion, but not all, of such Partner's Unre-stricted Units, such Partner shall thereafter continue to be entitled to exercise its tag-along rights with respect to its remaining Unrestricted Units in connection with any subsequent Qualifying Tag-Along Sale notwithstanding that, as of the close of business on the day immediately prior to the Tag-Along

Notice Date relating to such subsequent Qualifying Tag-Along Sale, such Partner no longer owns Unrestricted Units represent-ing at least 4% of the total Equity Interests then outstanding; and provided, further, that in negotiating a Tag-Along Sale, the Tag-Along Sellers shall provide that no Tag-Along Partner shall be required to make any representation, covenant or war-ranty in connection with the Tag-Along Sale, other than repre-sentations and warranties as to its valid existence and its ownership and authority to sell, free of liens, claims or encumbrances, the Unrestricted Units proposed to be sold by it.

            (b) The relevant Tag-Along Sellers shall provide each Tag-Along Partner entitled to participate in such Tag-Along Sale pursuant to Section 9.08(a) hereof and the General Limited Partner with written notice (the "Tag-Along Sale Notice") not more than sixty (60) days nor less than twenty
(20) days prior to (the date of such Tag-Along Sale Notice being the "Tag-Along Notice Date") the proposed date of the Tag-Along Sale (the "Tag-Along Sale Date"). Each Tag-Along Sale Notice shall be accompanied by a copy of any written agreement relating to the Tag-Along Sale (redacted to the extent necessary to comply with any applicable confidentiality restriction but not so as to eliminate any material information otherwise required to be provided below) and shall set forth:
(i) the name and address of each proposed Tag-Along Purchaser of Equity Interests in the Tag-Along Sale, (ii) the total per-centage of Equity Interests proposed to be Transferred by such Tag-Along Sellers (the "Original Sale Percentage"), (iii) the proposed amount of consideration to be paid for such Equity Interests, which consideration may only be paid in cash, and the terms and conditions of payment offered by each proposed Tag-Along Purchaser and (v) the Tag-Along Sale Date.

            (c) Any Tag-Along Partner entitled to participate in the relevant Tag-Along Sale pursuant to Section 9.08(a) hereof wishing to participate in the Tag-Along Sale shall provide written notice (the "Tag-Along Notice") to the relevant Tag-Along Sellers no less than five (5) Business Days prior to the Tag-Along Sale Date. The Tag-Along Notice shall set forth the maximum percentage of Equity Interests that such Tag-Along Partner elects to include in the Tag-Along Sale (such Limited Partner's "Tag-Along Sale Percentage"). The Tag-Along Notice given by any Tag-Along Partner shall constitute such Tag-Along Partner's binding agreement to sell the Unrestricted Units specified in the Tag-Along Notice on the terms and conditions applicable to the Tag-Along Sale; provided, however, that in the event that there is any material change in the terms and conditions of such Tag-Along Sale applicable to the Tag-Along Partner (including, without limitation, any decrease in the purchase price that occurs other than pursuant to an adjustment mechanism set forth in the agreement relating to the Tag-Along
Sale) after such Tag-Along Partner gives its Tag-Along Notice, then, notwithstanding anything herein to the contrary, the Tag-Along Partner shall have the right to withdraw from participa-tion in the Tag-Along Sale with respect to all of its Unre-stricted Units affected thereby. If the proposed Tag-Along Purchaser does not agree to consummate the purchase for cash consideration of all of the Unrestricted Units requested to be included in the Tag-Along Sale by the Tag-Along Partners on the same terms and conditions applicable to the proposed purchase of the Original Sale Percentage of the Tag-Along Sellers, then such Tag-Along Sellers shall not consummate the Tag-Along Sale of any of its Equity Interests to such Tag-Along Purchaser, unless the percentages of Equity Interests to be included in such Tag-Along Sale by such Tag-Along Sellers and the partici-pating Tag-Along Partners are reduced or limited pro rata, in proportion to their respective Original Sale Percentages and Tag-Along Sale Percentages, to the total percentage of Equity Interests agreed to be purchased by such Tag-Along Purchaser (which total percentage shall not in any case be less than the Original Sale Percentage), and all other terms and conditions of the Tag-Along Sale are the same for such Tag-Along Sellers and the Tag-Along Partners (except as otherwise provided in the proviso to subsection 9.08(a)).

            If a Tag-Along Notice from any Tag-Along Partner is not received by such Tag-Along Sellers prior to the five (5) Business Day period specified above, such Tag-Along Sellers shall have the right to consummate the Tag-Along Sale without the participation of such Tag-Along Partner, but only on terms and conditions which are no more favorable in any material respect to such Tag-Along Sellers (and in any event, at no greater a purchase price, except as the purchase price may be adjusted pursuant to the agreement relating to the relevant Tag-Along Sale) than as stated in the Tag-Along Sale Notice and only if such Tag-Along Sale is consummated on a date within sixty (60) days of the Tag-Along Sale Date. If such Tag-Along Sale is not consummated within such sixty (60) day period, the Equity Interests that were to be subject to such Tag-Along Sale thereafter shall continue to be subject to all of the restric-tions contained in this Section 9.08.

            (d) On the Tag-Along Sale Date, each Tag-Along Part-ner shall deliver such documentation, certificates or other instruments with respect to the Unrestricted Units to be sold by it in connection with the Tag-Along Sale as reasonably required for the Transfer of such Unrestricted Units to the relevant Tag-Along Purchaser, against delivery of the purchase price for such Unrestricted Units.

            (e) The percentages of Unrestricted Units to be sold by each Limited Partner in a Tag-Along Sale under this Section
9.08 shall be subject to reduction on a pro rata basis to the extent necessary to permit the Partnership to perform its obli-gations under the Convertible Note Documents and to enable each holder of a Convertible Note to obtain, on a ratable basis
(based on the number of Class A Units into which such holder's Convertible Note is convertible) with the Limited Partners entitled to participate in any sale transaction subject to this
Section 9.08, the same tag-along rights that are available to such Limited Partners holding Unrestricted Units under this
Section 9.08.

            (f) The closing of any Transfer of any Unrestricted Units pursuant to this Section 9.08 shall take place at the offices of the Partnership (or at such other location as shall reasonably be designated by the General Partner) concurrently with the closing of any sale by the Tag-Along Sellers to the Tag-Along Purchaser.

            9.09 Transfers to Comply with Laws. Notwithstanding any contrary provision herein, no Limited Partner may Transfer or offer to Transfer any Interest (or solicit any offers to Transfer any Interest), and no Transfer, offer to Transfer or solicitation of offers to Transfer an Interest permitted here-under shall be permitted, except in compliance with the Securi-ties Act of 1933, as amended, and rules and regulations promul-gated thereunder and in compliance with any applicable state securities laws and rules and regulations promulgated thereun-der.

            9.10 Assumption by Transferee. The Transfer of an Interest pursuant to this Article 9 to a Person that is not a Partner and the admission of such Person as a Partner of the Partnership under Section 9.04 shall be conditioned on such Person executing documents reasonably required by the General Partner for such Person to assume the obligations, if any, of the Selling Partner hereunder.

            9.11 Remedies for Impermissible Transfer. Without limiting any other remedies available to the Partnership or any of the other Partners, upon any breach by a Partner of its obligations under this Article 9, the General Partner may, and, upon written demand of Partners owning Equity Interests aggre-gating at least 20% of all the Equity Interests in the Partner-ship, shall, so long as any breach by such Limited Partner of its obligations under such Article shall be continuing, with-hold distributions of Available Funds to such Partner.


                 ARTICLE 10 - DISSOLUTION AND TERMINATION

            10.01  Events of Dissolution.  The Partnership shall
continue until December 31, 2095 unless sooner dissolved by:

            (a)  the affirmative vote of Partners constituting
      (i) all the then existing Founding Limited Partners and
      (ii) the holders of not less than two-thirds of all the Equity Interests and not less than two-thirds of all Addi-tional Equity Interests;

            (b) any event which makes it unlawful for the busi-ness of the Partnership to be carried on by the Partners;

            (c) the death, retirement, resignation, expulsion, Bankruptcy, liquidation or dissolution of the General Partner or the occurrence of any other event that termi-nates the continued membership of the General Partner in the Partnership; provided, however, that the General Part-ner shall not withdraw, retire or resign from the Partner-ship unless a successor general partner shall have been, or contemporaneously is being, admitted to the Partnership in accordance with Section 10.02 of this agreement;

            (d) the entry of a decree of judicial dissolution of the Partnership under the Act; or

            (e) the sale, exchange or other disposition of all or substantially all of the Partnership's assets.

            10.02 Continuance of the Partnership. Notwithstand-ing the foregoing provisions of Section 10.01, upon the occur-rence of an event described in subsection 10.01(c) hereof, the remaining Partners shall have the right to continue the busi-ness of the Partnership. Such right may be exercised only by the affirmative vote of Partners constituting (i) all the then existing Founding Limited Partners and (ii) the holders of not less than two-thirds of all the Equity Interests and not less than two-thirds of all Additional Equity Interests, within 90 days after the occurrence of an event described in subsection 10.01(c) hereof, to continue the business of the Partnership and the selection of a successor General Partner under the terms of Section 9.06. If not so exercised, the right of the Partners to continue the business of the Partnership shall expire and the Partnership's affairs shall be wound up as pro-vided in Section 10.03.

            10.03  Liquidation of Partnership Assets.

            (a)  Subject to the provisions of subsection
10.03(e), in the event of dissolution pursuant to Section 10.01, the Partnership shall continue solely for purposes of winding up the affairs of, achieving a final termination of, and satisfaction of the creditors of, the Partnership. The General Partner (or, if there is no General Partner remaining, any Person elected by the affirmative vote of Partners consti-tuting (i) all the then existing Founding Limited Partners and
(ii) the holders of not less than two-thirds of all the Equity Interests and not less than two-thirds of all Additional Equity Interests (the "Liquidator")) shall be responsible for over-sight of the winding up and dissolution of the Partnership.
The Liquidator shall obtain a full accounting of the assets and liabilities of the Partnership and such Partnership assets shall be liquidated as promptly as the Liquidator is able to do so without any undue loss in value, with the proceeds therefrom applied and distributed in the following order:

            (1) First, to the discharge of Partnership debts and liabilities to creditors other than Limited
                  Partners;

            (2) Second, to the discharge of Partnership debts and liabilities to the Partners;

            (3) The balance, if any, to the Partners in propor-tion to their Equity Interests.

            (b) In accordance with subsection 10.03(a), the Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership assets; provided, how-ever, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Liquidator may defer the liquidation except (i) to the extent provided by the Act or (ii) as may be necessary to satisfy the debts and liabilities of the Partner-ship to Persons other than the Partners.

            (c) If, in the sole and absolute discretion of the Liquidator, there are Partnership assets that the Liquidator will not be able to liquidate, or if the liquidation of such assets would result in undue loss to the Partners, the Liquida-tor may distribute such Partnership assets to the Partners in-kind, in lieu of cash, as tenants-in-common (each having an interest therein proportionate to its Equity Interest (as adjusted to reflect the terms of any Additional Equity Inter-ests owned by such Partner)) in accordance with the provisions of subsection 10.03(a). The foregoing notwithstanding, such in-kind distributions shall only be made if in the Liquidator's good faith judgment that is in the best interest of the Partners.

            (d) Upon the complete liquidation and distribution of the Partnership assets, the Partners shall cease to be Part-ners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the Partnership. Upon the disso-lution of the Partnership pursuant to Section 10.01, the Liqui-dator shall cause to be prepared, and shall furnish to each of the Partners, a statement setting forth the assets and liabili-ties of the Partnership. Promptly following the complete liquidation and distribution of the Partnership assets, the Liquidator shall furnish to each Partner a statement showing the manner in which the Partnership assets were liquidated and distributed.

            10.04  Time for Winding-Up.  Anything in this
Article 10 notwithstanding, a reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of the Partnership assets in order to minimize any potential for losses as a result of such process. During the period of winding-up, this agreement shall remain in full force and effect and shall govern the rights and relationships of the Partners inter se.


                      ARTICLE 11 - GENERAL PROVISIONS

            11.01  Entire Agreement; Amendments and Waivers.

            (a) This agreement contains the entire agreement among the parties and supersedes all prior written or oral agreements among them respecting the subject matter hereof. Without limiting the generality of the immediately preceding sentence, in the event of any inconsistency between the Plan and this agreement, the provisions of this agreement shall govern.

            (b) Except for amendments authorized under subsec-tion 11.01(c), this agreement may not be amended without the approval in writing of Partners constituting (i) all then existing Founding Limited Partners and (ii) the holders of not less than two-thirds of all the Equity Interests and not less than two-thirds of all Additional Equity Interests; provided, however, that, without the written consent of each Partner affected thereby, no amendment hereto may have the effect of
(i) converting a Limited Partner's Interest into a general partner interest, (ii) imposing any personal liability on any Limited Partner, (iii) altering the Equity Interest of any Partner (other than pursuant to subsection 7.12(c) or in con-nection with the issuance of Additional Equity Interests pursu-ant to subsection 4.02(a)), (iv) impairing any Partner's rights under Section 9.08, (v) amending Article 6 or the definition of any term used in Article 6, (vi) amending Section 9.03 or otherwise imposing (except as may hereafter be required by vir-tue of any change in applicable law) any additional restric-tions on the Transfer of any Unrestricted Units, (vii) amending this subsection 11.01(b) or subsection 11.01(c) or the defini-tion of any term used in this subsection 11.01(b) or subsection 11.01(c) or (viii) amending subsection 11.09(b) or the defini-tion of any term used in such subsection. In addition, amend-ments (A) to Article 5, (B) that provide for additional excul-pations or greater rights of indemnification of the General Partner, (C) to the definition of Unit Value, (D) to Sections
7.07 through 7.10, (E) to subsection 11.09(b) or the proviso to
Section 7.05(b) or (F) of any terms defined in such articles, sections or provisions shall require the approval of holders of not less than a majority of the Equity Interests and a majority of all Additional Equity Interests, in each case not held, directly or indirectly, by the General Partner or by any Related Person of the General Partner.

            (c) In addition to any amendments otherwise autho-rized herein, amendments may be made to this agreement from time to time by the General Partner, without the consent of any of the Limited Partners, (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners, (ii) to cure any ambiguity, to correct or supplement any provision herein that may be incon-sistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this agreement that will not be inconsistent with the provi-sions of this agreement, (iii) to reflect the conversion to Class A Units of any Class B Units, (iv) to reflect the cancel-lation of any Class B Units as contemplated in Section 4.03,
(v) to amend Schedule I hereto to reflect the addition or sub-stitution of Partners, (vi) to adjust the Equity Interest of a Partner pursuant to subsection 7.12(c), (vii) to admit any Additional General Partner and provide for rights and obliga-tions of such Additional General Partner in accordance with the provisions of subsection 4.02(c) or to convert the Interest of any Additional General Partner into a limited partnership Interest pursuant to the provisions of subsection 4.02(d) or
(viii) to document the issuance of Class A Units or Additional Equity Interests pursuant to Section 4.02 or any exercise of the Conversion Right or any similar conversion right; provided, however, that no amendment made pursuant to this subsection 11.01(c) shall (x) have any of the effects referred in the pro-viso to the first sentence of subsection 11.01(b) or (y) effect any amendment referred to in the last sentence of subsection 11.01(b).

            (d) No Partner may be charged with any waiver of its rights hereunder unless such waiver shall be in writing signed by such Partner.

            (e) This agreement shall be binding upon and shall inure to the benefit of the parties and their respective per-sonal representatives, successors and assigns.

            11.02 Appointment of Attorney or Agent. (a) Each Partner by its execution hereof or any assumption instrument contemplated in Section 9.10 does irrevocably constitute and appoint the General Partner (which term shall include the Liquidator, in the event of a liquidation, for purposes of this
Section 11.02) as attorney-in-fact with full power of substitu-tion, as its true and lawful attorney, in its name, place and stead to make, execute, acknowledge, swear to and file in the appropriate public offices (i) the Certificate, (ii) all amend-ments to this agreement or to the Certificate required by law or authorized or required by the provisions of this agreement or the Certificate, (iii) all certificates and other instru-ments necessary to qualify or continue the Partnership as a limited partnership in the states or countries where the Part-nership is doing or intends to do business, (iv) any other instrument which may be required to be filed by the Partnership under the laws of any state or governmental agency, or which the General Partner deems advisable to file, and (v) all con-veyances and other instruments necessary to effect the continu-ation of the Partnership or the admission, withdrawal or sub-stitution of any Partner pursuant to Article 9 or to effect the Partnership's dissolution and termination pursuant to
Article 10.

            (b) The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the dissolution, death or incompetency of the Part-ners. In the event of any conflict between this agreement and any instruments filed by such attorney pursuant to the power of attorney granted in this Section 11.02, this agreement shall control.

            11.03 Construction. The singular shall be deemed to include the plural and vice versa. The section headings and paragraph titles are for convenience of reference only and shall have no significance in the interpretation of this agreement.

            11.04 Governing Law. This agreement is governed by and shall be construed in accordance with the law of the State of Delaware.

            11.05 Further Assurances. The parties agree to exe-cute and deliver all such documents, provide all such informa-tion and take or refrain from taking any action as may be nec-essary or desirable to achieve the purposes of this agreement and the Partnership.

            11.06 Titles and Captions. All articles or section titles or captions in this agreement are solely for convenience and shall not be deemed to be part of this agreement or other-wise define, limit or extend the scope or intent of any provi-sion hereof.

            11.07 Binding Agreement. This agreement shall be binding upon the parties hereto, their heirs, executors, per-sonal representatives, successors and assigns.

            11.08  Waiver of Partition; Appraisal Rights.

            (a) Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any prop-erty of the Partnership.

            (b) The Limited Partners shall each have, in respect of the Class A Units only, the appraisal rights contemplated in
Section 17-212 of the Act to the same extent as would be avail-able to a shareholder of a corporation organized under the laws of the State of Delaware.

            11.09 Counterparts and Effectiveness. This agree-ment may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against each Person who executed it. The execution of this agreement and delivery thereof by facsimile shall be sufficient for all purposes, and shall be binding upon any party who so executes.

            11.10 Waiver of Trial by Jury. Each Partner, by its execution and delivery of this agreement, waives any and all rights it may have to trial by jury of any matter, cause, dis-pute or other claim arising under this agreement or otherwise relating to the Partnership.

            IN WITNESS WHEREOF, each of the undersigned has signed this agreement as set forth below to be effective as of the date first above written.

                               WORLD FINANCIAL PROPERTIES GP CORP.,
                                 as General Partner


                               By:
                                   ---------------------------------
                                   Name:
                                   Title:


                               BATTERY PARK HOLDINGS INC.,
                                 as a Limited Partner


                               By:
                                   ---------------------------------
                                   Name:
                                   Title:


                               [THE CANADIAN IMPERIAL BANK
                                 OF COMMERCE OR ITS SUB], as a
                                 Limited Partner


                               By:
                                   ---------------------------------
                                   Name:
                                   Title:


                               [DRAGON HOLDINGS LIMITED SUB],
                                 as a Limited Partner


                               By:
                                   ---------------------------------
                                   Name:
                                   Title:

                               [CITIBANK, N.A. SUB], as a
                                 Limited Partner


                               By:
                                   ---------------------------------
                                   Name:
                                   Title:


                               [OLYMPIA & YORK 245 PARK HOLDING
                                 CO. L.P.], as a Limited Partner


                               By:
                                   ---------------------------------
                                   Name:
                                   Title:


                               WORLD FINANCIAL PROPERTIES GP CORP.,
                                 as authorized signatory for the
                                 Limited Partners identified on
                                 Schedule I annexed hereto


                               By:
                                   ---------------------------------
                                   Name:
                                   Title:

                                SCHEDULE I

                                 Partners


Partner
                                _______       _________       _________
                                Class A       Class B-1       Class B-2
General Partner                  Units          Units           Units

World Financial Properties GP Corp.

Limited Partners

BATTERY PARK HOLDINGS
  INC.
                            -----        -----         -----

[CANADIAN IMPERIAL BANK
  OF COMMERCE SUB]
                            -----        -----         -----

[DRAGON HOLDINGS
  LIMITED SUB]
                            -----        -----         -----

[CITIBANK, N.A. SUB]
                            -----        -----         -----

[OLYMPIA & YORK 245 PARK
  HOLDING COMPANY L.P.]
                            -----        -----         -----

[UNSECURED CREDITOR]
                            -----        -----         -----

[UNSECURED CREDITOR]
                            -----        -----         -----

[UNSECURED CREDITOR]
                            -----        -----         -----

[UNSECURED CREDITOR]
                            -----        -----         -----

[UNSECURED CREDITOR]
                            -----        -----         -----

[UNSECURED CREDITOR]             _____          _____           _____
                            -----        -----         -----